                                                                     EXHIBIT 4.2

                                 AMENDMENT NO. 1
                                     TO THE
                       SELFCARE, INC. AMENDED AND RESTATED
                        1996 STOCK OPTION AND GRANT PLAN


         The Selfcare, Inc. Amended and Restated 1996 Stock Option and Grant Plan (the "Plan") is hereby amended as follows pursuant to resolutions adopted and approved by the Board of Directors of Selfcare, Inc. (the "Company"), and by the stockholders of the Company entitled to vote thereon at the Company's 1997 Annual Meeting of Stockholders:


         Amendment to Section 3(a) of the Plan. The first sentence of Section 3(a) of the Plan is hereby amended by deleting the number "1,000,000" and substituting the number "1,500,000" therefor.